Exhibit 99.1
Dole plc Reports First Quarter 2026 Financial Results
DUBLIN – May 11, 2026 - Dole plc (NYSE: DOLE) ("Dole" or the "Group" or the "Company") today released its financial results for the three months ended March 31, 2026.
First Quarter Highlights:
•Solid start to the year: 11.6% revenue growth reflecting positive momentum across the Group
•Robust consumer demand across our key markets, supported by evolving dietary preferences, GLP-1 adoption, and broader health and wellness trends
•Strong performance in Diversified Fresh Produce - Americas & ROW and growth in Diversified Fresh Produce - EMEA partially offsetting lower result in Fresh Fruit
•Net Income of $37.7 million and Diluted EPS of $0.33
•Adjusted EBITDA1 of $100.3 million; in line with our expectations
•Adjusted Net Income1 of $31.2 million and Adjusted Diluted EPS1 of $0.33
•Post quarter end, regulatory approval received for sale of port in Ecuador; completion expected before end of second quarter

Financial Highlights

	Three Months Ended
	March 31, 2026	March 31, 2025

	(U.S. Dollars in millions, except per share amounts) (Unaudited)
Revenue	2,342	2,099
Net Income	37.7	44.2
Net Income attributable to Dole plc	31.3	38.9
Diluted EPS	0.33	0.41
Adjusted EBITDA[1]	100.3	104.8
Adjusted Net Income[1]	31.2	33.1
Adjusted Diluted EPS[1]	0.33	0.35
Commenting on the results, Carl McCann, Executive Chairman, said:
“We are pleased with our solid start to the year. Robust consumer demand in our key markets is driving revenue growth and contributing to positive momentum across the Group.
While we are experiencing complexity in the operating environment due to the ongoing conflict in the Middle East, we believe the strength of our broad and resilient business model positions us well to manage these evolving conditions.
We continue to target full year Adjusted EBITDA of at least $400 million.”
Group Results - First Quarter
Revenue increased 11.6%, or $242.8 million, primarily due to positive operational performance across all segments, mainly due to higher worldwide pricing in Fresh Fruit, and a favorable impact from foreign currency translation of $96.2 million. On a like-for-like basis2, revenue increased 7.0%, or $146.6 million.
Gross Profit increased $2.8 million, primarily due to higher revenue, partially offset by higher cost of sales which were impacted by higher fruit sourcing costs in the Fresh Fruit segment.
Operating Income decreased $5.9 million primarily due to higher SMG&A expenses and higher gains on asset sales in the prior year following the sale of land in Hawaii.

Net Income decreased to $37.7 million from $44.2 million in the prior year. This decrease was due to lower Operating Income, higher tax charges and lower equity method earnings, as the prior year included the benefit of a non-cash gain of $6.9 million on a M&A transaction relating to an equity method investment. These decreases were partially offset by an increase in other income due primarily to fair value adjustments of financial instruments and lower interest expense.
Adjusted EBITDA decreased 4.3%, or $4.5 million, primarily driven by higher fruit sourcing costs in the Fresh Fruit segment, partially offset by good performance in the Diversified Fresh Produce - Americas & ROW segment, as well as a favorable impact of foreign currency translation of $3.2 million.
Adjusted Net Income decreased 5.8%, or $1.9 million, predominantly due to the decrease in Adjusted EBITDA noted above and higher depreciation expense, partially offset by lower interest expense. Adjusted Diluted EPS for the three months ended March 31, 2026 was $0.33 compared to $0.35 in the prior year.
Selected Segmental Financial Information

	Three Months Ended
	March 31, 2026		March 31, 2025

	(U.S. Dollars in thousands) (unaudited)
	Revenue	Adjusted EBITDA[1]	Revenue	Adjusted EBITDA[1]
Fresh Fruit	$937,660	$52,553	$878,145	$63,331
Diversified Fresh Produce - EMEA	1,022,324	29,965	892,087	27,660
Diversified Fresh Produce - Americas & ROW	420,011	17,794	363,413	13,831
Intersegment	(37,820)	—	(34,241)	—
Total	$2,342,175	$100,312	$2,099,404	$104,822

First Quarter Segmental Commentary

Fresh Fruit
Revenue increased 6.8%, or $59.5 million, primarily due to higher worldwide pricing of bananas, pineapples and plantains and higher volumes of bananas sold in Europe.
Adjusted EBITDA decreased 17.0%, or $10.8 million, primarily driven by higher fruit costs in bananas due to higher overall sourcing costs in the market and higher fruit sourcing costs in pineapples, particularly due to the strengthening of the Costa Rican Colón against the U.S. Dollar.
Diversified Fresh Produce – EMEA
Revenue increased 14.6%, or $130.2 million, primarily due to a favorable impact from foreign currency translation of $94.6 million, as a result of the strengthening of the Swedish krona, Euro and British pound against the U.S. Dollar, as well as underlying growth in France and Germany. On a like-for-like basis, revenue increased 4.0%, or $35.7 million.
Adjusted EBITDA increased 8.3%, or $2.3 million, primarily due to a favorable impact from foreign currency translation of $3.7 million, as well as strong performance in Scandinavia and Germany. These increases were partially offset by weaker performance in South Africa, the U.K. and the Netherlands. On a like-for-like basis, Adjusted EBITDA decreased 5.1%, or $1.4 million.
Diversified Fresh Produce – Americas & ROW
Revenue increased 15.6%, or $56.6 million, primarily driven by higher volumes and positive pricing in our southern hemisphere export business, as well as higher volumes in our North America import and marketing businesses, offsetting lower pricing, primarily in avocados.

Adjusted EBITDA increased 28.7%, or $4.0 million, driven by a positive impact in our southern hemisphere export business, a good performance in our North America import and marketing businesses, in part supported by the benefit of a partial restructuring of our operations in the fourth quarter of 2025, as well as good performance in our joint ventures operations.
Capital Expenditures
Cash capital expenditures from continuing operations for the three months ended March 31, 2026 were $17.8 million. Expenditures included farming investments, investments in warehouse ripening rooms in France and the U.K., as well as other machinery and equipment related to blueberry and avocado packing in Europe.
Free Cash Flow from Continuing Operations, Net Debt and Net Leverage
Free cash flow from continuing operations was an outflow of $40.2 million for the three months ended March 31, 2026, compared to an outflow of $131.6 million in the prior year. The improvement in free cash flow was due to lower seasonal working capital outflows and lower capital expenditures in the current year. Net Debt and Net Leverage as of March 31, 2026 was $657.1 million and 1.7x, respectively.
Dividend
On May 8, 2026, the Board of Directors of Dole plc declared a cash dividend for the first quarter of 2026 of $0.085 per share, payable on July 8, 2026 to shareholders of record on June 17, 2026. A cash dividend of $0.085 per share was paid on April 8, 2026 for the fourth quarter of 2025.
Share Repurchase Program
During the quarter, we repurchased 306,570 shares at an average price of $15.13 per share, totaling $4.6 million. $95.4 million remained available for repurchase under the share repurchase program.
Outlook for Fiscal Year 2026 (forward-looking statement)
We are pleased with the solid start to the year and the positive momentum we are seeing across our operations.
Conditions in the Middle East continue to evolve, resulting in a more complex operating environment and directly impacting on our cost base. We anticipate increased shipping and fuel costs in the second quarter, particularly in our Fresh Fruit segment. However, as the year progresses, we expect to see the benefit of contract price adjustments, as well as the benefit of our dynamic pricing strategy in our diversified divisions, coming through.
We believe that our resilient and diversified business model positions us well to handle today's complex environment. Alongside this, demand for our products remains strong, supported by prevailing health and wellness trends. We also anticipate positive returns from our recent investments and remain committed to advancing our development pipeline.
Considering all relevant factors, we are maintaining our target of a full-year Adjusted EBITDA of at least $400 million for 2026.
We are maintaining our guidance for routine capex of approximately $100 million. In addition, we continue to explore a range of development opportunities which, if executed, will strengthen our business and continue to drive further growth in the years to come.
We are reducing our full year interest expense guidance by $2 million to approximately $58 million.
Footnote Index
1.Refer to the Appendix of this release for an explanation and reconciliation of non-GAAP financial measures used in this release to comparable GAAP financial measures.
2.Like-for-like basis refers to the measure excluding the impact of foreign currency translation movements and acquisition and divestitures. Refer to the Appendix and "Supplementary Reconciliation of Prior Year Segment

Results to Current Year Segment Results" for further detail on these impacts and the calculation of like-for-like basis variances
About Dole plc
A global leader in fresh produce, Dole plc produces, markets, and distributes an extensive variety of fresh fruits and vegetables sourced locally and from around the world. Dedicated and passionate in exceeding our customers’ requirements in over 85 countries, our goal is to make the world a healthier and a more sustainable place.
Webcast and Conference Call Information
Dole plc will host a conference call and simultaneous webcast at 08:00 a.m. Eastern Time today to discuss the first quarter 2026 financial results. The webcast can be accessed at www.doleplc.com/investor-relations or directly at
https://events.q4inc.com/attendee/539437681.
Forward-looking information
Certain statements made in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s beliefs, assumptions, and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive,” “target” or similar words, or the negative of these words, identify forward-looking statements. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Accordingly, there are, or will be, important factors that could cause our actual results to differ materially from those indicated in these statements. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made except as required by the federal securities laws.
Investor Contact:
James O'Regan, Head of Investor Relations, Dole plc
james.oregan@doleplc.com
+353 1 887 2794
Media Contact:
Brian Bell, Ogilvy
brian.bell@ogilvy.com
+353 87 2436 130

Appendix
Condensed Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2026	March 31, 2025

	(U.S. Dollars and shares in thousands, except per share amounts)
Revenues, net	$2,342,175	$2,099,404
Cost of sales	(2,157,182)	(1,917,211)
Gross profit	184,993	182,193
Selling, marketing, general and administrative expenses	(123,780)	(118,412)
Gain on disposal of businesses	1,192	361
Gain on asset sales	667	3,801
Impairment and asset write-downs of property, plant and equipment and lease assets	(1,112)	(38)
Operating income	61,960	67,905
Other income (expense), net	4,538	(348)
Interest income	4,205	3,040
Interest expense	(12,586)	(17,182)
Income from continuing operations before income taxes and equity earnings	58,117	53,415
Income tax expense	(21,982)	(17,578)
Equity method earnings	1,600	8,292
Income from continuing operations	37,735	44,129
Income from discontinued operations, net of income taxes	—	30
Net income	37,735	44,159
Income attributable to noncontrolling interests	(6,438)	(5,247)
Net income attributable to Dole plc	$31,297	$38,912

Income per share - basic:
Continuing operations	$0.33	$0.41
Discontinued operations	—	—
Net income per share attributable to Dole plc - basic	$0.33	$0.41

Income per share - diluted:
Continuing operations	$0.33	$0.41
Discontinued operations	—	—
Net income per share attributable to Dole plc - diluted	$0.33	$0.41

Weighted-average shares:
Basic	95,168	95,109
Diluted	95,758	95,677

Condensed Consolidated Balance Sheets - Unaudited

	March 31, 2026	December 31, 2025

ASSETS	(U.S. Dollars and shares in thousands)
Cash and cash equivalents	$273,168	$267,854
Short-term investments	6,721	6,418
Trade receivables, net of allowances for credit losses of $21,028 and $20,558, respectively	592,602	539,840
Grower advance receivables, net of allowances of $36,715 and $37,915, respectively	122,957	143,426
Other receivables, net of allowances of $17,131 and $17,027, respectively	130,483	121,355
Inventories, net of allowances of $3,506 and $3,659, respectively	490,825	509,260
Prepaid expenses	77,960	70,007
Other current assets	16,598	17,891
Assets held for sale	78,506	75,689
Total current assets	1,789,820	1,751,740
Long-term investments	13,330	13,827
Investments in unconsolidated affiliates	140,788	142,082
Actively marketed property	53,231	53,231
Property, plant and equipment, net of accumulated depreciation of $619,739 and $619,706, respectively	1,057,452	1,081,656
Operating lease right-of-use assets	404,388	371,366
Goodwill	431,329	434,345
DOLE® brand	306,280	306,280
Other intangible assets, net of accumulated amortization of $133,304 and $133,022, respectively	17,371	18,997
Other assets	142,018	133,931
Deferred tax assets, net	93,059	88,669
Total assets	$4,449,066	$4,396,124
LIABILITIES AND EQUITY
Accounts payable	$702,770	$712,483
Income taxes payable	27,191	21,805
Accrued liabilities	477,705	517,989
Bank overdrafts	12,696	9,611
Current portion of long-term debt, net	40,633	57,668
Current maturities of operating leases	78,501	71,379
Payroll and other tax	37,256	36,320
Contingent consideration	3,734	3,252
Pension and other postretirement benefits	18,552	18,699
Liabilities held for sale	16,331	14,047
Dividends payable and other current liabilities	16,064	31,228
Total current liabilities	1,431,433	1,494,481
Long-term debt, net	870,176	799,814
Operating leases, less current maturities	331,951	306,566
Deferred tax liabilities, net	94,770	90,100
Contingent consideration, less current portion	889	500
Pension and other postretirement benefits, less current portion	133,010	135,900
Other long-term liabilities	67,956	66,990
Total liabilities	$2,930,185	$2,894,351

Redeemable noncontrolling interests	31,917	29,716
Stockholders’ equity:
Common stock — $0.01 par value; 300,000 shares authorized; 95,158 and 95,163 shares outstanding as of March 31, 2026 and December 31, 2025, respectively	955	952
Additional paid-in capital	798,607	804,247
Retained earnings	699,467	676,371
Accumulated other comprehensive loss	(122,992)	(117,467)
Total equity attributable to Dole plc	1,376,037	1,364,103
Equity attributable to noncontrolling interests	110,927	107,954
Total equity	1,486,964	1,472,057
Total liabilities, redeemable noncontrolling interests and equity	$4,449,066	$4,396,124

Condensed Consolidated Statements of Cash Flows - Unaudited

	Three Months Ended
	March 31, 2026	March 31, 2025

Operating Activities	(U.S. Dollars in thousands)
Net income	$37,735	$44,159
Income from discontinued operations, net of taxes	—	(30)
Income from continuing operations	37,735	44,129
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities - continuing operations:
Depreciation and amortization	28,068	26,544
Impairment and asset write-downs of property, plant and equipment and lease assets	1,112	38
Net gain on sale of assets	(667)	(3,801)
Net gain on sale of businesses	(1,192)	(361)
Net (gain) loss on financial instruments	(6,128)	4,822
Stock-based compensation expense	1,538	1,447
Equity method earnings	(1,600)	(8,292)
Amortization of debt discounts and debt issuance costs	786	1,290
Deferred tax benefit	(1,269)	(516)
Pension and other postretirement benefit plan cost	2,142	1,364
Dividends received from equity method investments	2,114	197
Gain on insurance proceeds	—	(1,407)
Other	10	(1,365)
Changes in operating assets and liabilities:
Receivables, net of allowances	(43,266)	(144,356)
Inventories	16,539	1,420
Prepaids, other current assets and other assets	(16,664)	(1,745)
Accounts payable, accrued liabilities and other liabilities	(41,725)	1,803
Net cash used in operating activities - continuing operations	(22,467)	(78,789)
Investing activities
Sales of assets	1,644	4,824
Capital expenditures	(17,758)	(52,836)
Proceeds from sale of businesses, net of transaction costs and cash transferred	4,968	361
Insurance proceeds	—	15,826
Net sales of unconsolidated affiliates	223	—
Other	85	(13)
Net cash used in investing activities - continuing operations	(10,838)	(31,838)
Financing activities
Proceeds from borrowings and overdrafts	462,060	312,077
Repayments on borrowings and overdrafts	(403,176)	(248,815)
Dividends paid to shareholders	(8,599)	(7,765)
Dividends paid to noncontrolling interests	(2,042)	(2,192)
Repurchases of Ordinary shares	(4,644)	—
Tax payments for net settlement of share-based payments	(3,116)	—
Payment of contingent consideration	—	(38)
Net cash provided by financing activities - continuing operations	40,483	53,267
Effect of foreign exchange rate changes on cash	(1,864)	5,954
Net cash used in operating activities - discontinued operations	—	(22,054)
Net cash used in investing activities - discontinued operations	—	(1,737)
Cash used in discontinued operations, net	—	(23,791)
Increase (decrease) in cash and cash equivalents	5,314	(75,197)
Cash and cash equivalents at beginning of period, including discontinued operations	267,854	331,719
Cash and cash equivalents at end of period, including discontinued operations	$273,168	$256,522
Supplemental cash flow information:
Income tax payments, net of refunds	$(12,935)	$(9,465)
Interest payments on borrowings	$(13,736)	$(16,657)

Reconciliation from Net Income to Adjusted EBITDA - Unaudited
The following information is provided to give quantitative information related to items impacting comparability. Refer to the 'Non-GAAP Financial Measures' section of this document for additional detail on each item.

	Three Months Ended
	March 31, 2026	March 31, 2025

	(U.S. Dollars in thousands)
Net income (Reported GAAP)	$37,735	$44,159
Income from discontinued operations, net of income taxes	—	(30)
Income from continuing operations (Reported GAAP)	37,735	44,129
Income tax expense	21,982	17,578
Interest expense	12,586	17,182
Mark to market (gains) losses	(4,125)	5,916
Gain on asset sales	(47)	(2,441)
Gain on disposal of businesses	(1,192)	(361)
Impairment of property, plant and equipment and lease assets	912	—
Other items[1]	(12)	94
Adjustments from equity method investments	1,755	(5,712)
Adjusted EBIT (Non-GAAP)	69,594	76,385
Depreciation	26,527	24,813
Amortization of intangible assets	1,541	1,731
Depreciation and amortization adjustments from equity method investments	2,650	1,893
Adjusted EBITDA (Non-GAAP)	$100,312	$104,822

1 For the three months ended March 31, 2026, other items is primarily comprised of $0.9 million of interest income on deferred transaction consideration, partially offset by $0.9 million of acquisition and transaction costs. For the three months ended March 31, 2025, other items is primarily comprised of $0.1 million of costs for legal matters.

Reconciliation from Net Income attributable to Dole plc to Adjusted Net Income - Unaudited
The following information is provided to give quantitative information related to items impacting comparability. Refer to the 'Non-GAAP Financial Measures' section of this document for additional detail on each item. Refer to the following pages for supplementary reconciliations on these items.

	Three Months Ended
	March 31, 2026	March 31, 2025

	(U.S. Dollars and shares in thousands, except per share amounts)
Net income attributable to Dole plc (Reported GAAP)	$31,297	$38,912
Income from discontinued operations, net of income taxes	—	(30)
Income from continuing operations attributable to Dole plc	31,297	38,882
Adjustments:
Amortization of intangible assets	1,541	1,731
Mark to market (gains) losses	(4,125)	5,916
Gain on asset sales	(47)	(2,441)
Gain on disposal of businesses	(1,192)	(361)
Impairment of property, plant and equipment and lease assets	912	—
Other items[2]	900	94
Adjustments from equity method investments	64	(7,444)
Income tax on items above and discrete tax items	2,178	(1,941)
NCI impact of items above	(354)	(1,360)
Adjusted Net Income for Adjusted EPS calculation (Non-GAAP)	$31,174	$33,076

Adjusted earnings per share – basic (Non-GAAP)	$0.33	$0.35
Adjusted earnings per share – diluted (Non-GAAP)	$0.33	$0.35
Weighted average shares outstanding – basic	95,168	95,109
Weighted average shares outstanding – diluted	95,758	95,677

2 For the three months ended March 31, 2026, other items is primarily comprised of $0.9 million of acquisition and transaction costs. For the three months ended March 31, 2025, other items is primarily comprised of $0.1 million of costs for legal matters.

Supplemental Reconciliation from Net Income attributable to Dole plc to Adjusted Net Income - Unaudited
The following information is provided to give quantitative information related to items impacting comparability. Refer to the 'Non-GAAP Financial Measures' section of this document for additional detail on each item.

	Three Months Ended March 31, 2026 (U.S. Dollars in thousands)
	Revenues, net	Cost of sales	Gross profit	Gross Margin %	Selling, marketing, general and administrative expenses	Other operating items[3]	Operating Income
Reported (GAAP)	$2,342,175	(2,157,182)	184,993	7.9%	(123,780)	747	$61,960
Income from discontinued operations, net of income taxes	—	—	—		—	—	—
Amortization of intangible assets	—	—	—		1,541	—	1,541
Mark to market (gains) losses	—	191	191		—	—	191
Gain on asset sales	—	—	—		—	(47)	(47)
Gain on disposal of businesses	—	—	—		—	(1,192)	(1,192)
Impairment of property, plant and equipment and lease assets	—	—	—		—	912	912
Other items	—	—	—		25	—	25
Adjustments from equity method investments	—	—	—		—	—	—
Income tax on items above and discrete tax items	—	—	—		—	—	—
NCI impact of items above	—	—	—		—	—	—
Adjusted (Non-GAAP)	$2,342,175	(2,156,991)	185,184	7.9%	(122,214)	420	$63,390

	Three Months Ended March 31, 2025 (U.S. Dollars in thousands)
	Revenues, net	Cost of sales	Gross profit	Gross Margin %	Selling, marketing, general and administrative expenses	Other operating items[4]	Operating Income
Reported (GAAP)	$2,099,404	(1,917,211)	182,193	8.7%	(118,412)	4,124	$67,905
Income from discontinued operations, net of income taxes	—	—	—		—	—	—
Amortization of intangible assets	—	—	—		1,731	—	1,731
Mark to market (gains) losses	—	200	200		—	—	200
Gain on asset sales	—	—	—		—	(2,441)	(2,441)
Gain on disposal of businesses	—	—	—		—	(361)	(361)
Other items	—	—	—		94	—	94
Adjustments from equity method investments	—	—	—		—	—	—
Income tax on items above and discrete tax items	—	—	—		—	—	—
NCI impact of items above	—	—	—		—	—	—
Adjusted (Non-GAAP)	$2,099,404	(1,917,011)	182,393	8.7%	(116,587)	1,322	$67,128
3 Other operating items for the three months ended March 31, 2026 is comprised of a $1.2 million gain on disposal of businesses and a $0.7 million gain on asset sales, offset partially by $0.9 million of impairment charges and asset write-downs of property, plant and equipment and lease assets, as reported on the Dole plc GAAP Condensed Consolidated Statements of Operations.
4 Other operating items for the three months ended March 31, 2025 is comprised of a $0.4 million gain on disposal of businesses and a $3.8 million gain on asset sales, offset partially by other immaterial activity, as reported on the Dole plc GAAP Condensed Consolidated Statements of Operations.

	Three Months Ended March 31, 2026 (U.S. Dollars in thousands)
	Other income (expense), net	Interest income	Interest expense	Income tax expense	Equity method earnings	Income from continuing operations	Income from discontinued operations, net of income taxes
Reported (GAAP)	$4,538	4,205	(12,586)	(21,982)	1,600	37,735	—
Income from discontinued operations, net of income taxes	—	—	—	—	—	—	—
Amortization of intangible assets	—	—	—	—	—	1,541	—
Mark to market (gains) losses	(4,316)	—	—	—	—	(4,125)	—
Gain on asset sales	—	—	—	—	—	(47)	—
Gain on disposal of businesses	—	—	—	—	—	(1,192)	—
Impairment of property, plant and equipment and lease assets	—	—	—	—	—	912	—
Other items	875	—	—	—	—	900	—
Adjustments from equity method investments	—	—	—	—	64	64	—
Income tax on items above and discrete tax items	—	—	—	2,194	(16)	2,178	—
NCI impact of items above	—	—	—	—	—	—	—
Adjusted (Non-GAAP)	$1,097	4,205	(12,586)	(19,788)	1,648	37,966	$—

	Three Months Ended March 31, 2025 (U.S. Dollars in thousands)
	Other income (expense), net	Interest income	Interest expense	Income tax expense	Equity method earnings	Income from continuing operations	Income from discontinued operations, net of income taxes
Reported (GAAP)	$(348)	3,040	(17,182)	(17,578)	8,292	44,129	30
Income from discontinued operations, net of income taxes	—	—	—	—	—	—	(30)
Amortization of intangible assets	—	—	—	—	—	1,731	—
Mark to market (gains) losses	5,716	—	—	—	—	5,916	—
Gain on asset sales	—	—	—	—	—	(2,441)	—
Gain on disposal of businesses	—	—	—	—	—	(361)	—
Other items	—	—	—	—	—	94	—
Adjustments from equity method investments	—	—	—	—	(7,444)	(7,444)	—
Income tax on items above and discrete tax items	—	—	—	(1,869)	(72)	(1,941)	—
NCI impact of items above	—	—	—	—	—	—	—
Adjusted (Non-GAAP)	$5,368	3,040	(17,182)	(19,447)	776	39,683	$—

	Three Months Ended March 31, 2026 (U.S. Dollars and shares in thousands, except per share amounts)

	Net income	Net income attributable to noncontrolling interests	Net income attributable to Dole plc	Diluted net income per share
Reported (GAAP)	$37,735	$(6,438)	$31,297	$0.33
Income from discontinued operations, net of income taxes	—	—	—
Amortization of intangible assets	1,541	—	1,541
Mark to market (gains) losses	(4,125)	—	(4,125)
Gain on asset sales	(47)	—	(47)
Gain on disposal of businesses	(1,192)	—	(1,192)
Impairment of property, plant and equipment and lease assets	912	—	912
Other items	900	—	900
Adjustments from equity method investments	64	—	64
Income tax on items above and discrete tax items	2,178	—	2,178
NCI impact of items above	—	(354)	(354)
Adjusted (Non-GAAP)	$37,966	$(6,792)	$31,174	$0.33

Weighted average shares outstanding – diluted			95,758

	Three Months Ended March 31, 2025 (U.S. Dollars and shares in thousands, except per share amounts)

	Net income	Net income attributable to noncontrolling interests	Net income attributable to Dole plc	Diluted net income per share
Reported (GAAP)	$44,159	$(5,247)	$38,912	$0.41
Income from discontinued operations, net of income taxes	(30)	—	(30)
Amortization of intangible assets	1,731	—	1,731
Mark to market (gains) losses	5,916	—	5,916
Gain on asset sales	(2,441)	—	(2,441)
Gain on disposal of businesses	(361)	—	(361)
Other items	94	—	94
Adjustments from equity method investments	(7,444)	—	(7,444)
Income tax on items above and discrete tax items	(1,941)	—	(1,941)
NCI impact of items above	—	(1,360)	(1,360)
Adjusted (Non-GAAP)	$39,683	$(6,607)	$33,076	$0.35

Weighted average shares outstanding – diluted			95,677

Supplemental Reconciliation of Prior Year Segment Results to Current Year Segment Results – Unaudited

	Revenue for the Three Months Ended
	March 31, 2025	Impact of Foreign Currency Translation	Impact of Acquisitions and Divestitures	Like-for-like Increase (Decrease)	March 31, 2026

	(U.S. Dollars in thousands)
Fresh Fruit	$878,145	$—	$—	$59,515	$937,660
Diversified Fresh Produce - EMEA	892,087	94,584	—	35,653	1,022,324
Diversified Fresh Produce - Americas & ROW	363,413	1,601	—	54,997	420,011
Intersegment	(34,241)	—	—	(3,579)	(37,820)
Total	$2,099,404	$96,185	$—	$146,586	$2,342,175

	Adjusted EBITDA for the Three Months Ended
	March 31, 2025	Impact of Foreign Currency Translation	Impact of Acquisitions and Divestitures	Like-for-like Increase (Decrease)	March 31, 2026

	(U.S. Dollars in thousands)
Fresh Fruit	$63,331	$(462)	$—	$(10,316)	$52,553
Diversified Fresh Produce - EMEA	27,660	3,665	46	(1,406)	29,965
Diversified Fresh Produce - Americas & ROW	13,831	(44)	—	4,007	17,794
Total	$104,822	$3,159	$46	$(7,715)	$100,312

Net Debt and Net Leverage Reconciliation – Unaudited
Net Debt is the primary measure used by management to analyze the Company’s capital structure. Net Debt is a non-GAAP financial measure, calculated as cash and cash equivalents, less current and long-term debt. It also excludes debt discounts and debt issuance costs. Net Leverage is calculated as total Net Debt divided by Last Twelve Months ("LTM") Adjusted EBITDA as of the period end. The calculation of Net Debt and Net Leverage as of March 31, 2026 is presented below. Net Debt as of March 31, 2026 was $657.1 million and Net Leverage was 1.7x.

	March 31, 2026	December 31, 2025

	(U.S. Dollars in thousands)
Cash and cash equivalents (Reported GAAP)	$273,168	$267,854
Debt (Reported GAAP):
Long-term debt, net	(870,176)	(799,814)
Current maturities	(40,633)	(57,668)
Bank overdrafts	(12,696)	(9,611)
Total debt, net	(923,505)	(867,093)
Add: Debt discounts and debt issuance costs (Reported GAAP)	(6,790)	(7,237)
Total gross debt	(930,295)	(874,330)
Net Debt (Non-GAAP)	$(657,127)	$(606,476)
LTM Adjusted EBITDA (Non-GAAP)	390,866	395,376
Net Leverage (Non-GAAP)	1.7x	1.5x

Last Twelve Months ("LTM") Adjusted EBITDA
FY'25 Adjusted EBITDA	395,376	395,376
Less: Q1'25 YTD Adjusted EBITDA	(104,822)
Plus: Q1'26 YTD Adjusted EBITDA	100,312
LTM Adjusted EBITDA	$390,866	$395,376

Free Cash Flow from Continuing Operations Reconciliation – Unaudited

	Three Months Ended
	March 31, 2026	March 31, 2025

	(U.S. Dollars in thousands)
Net cash provided by operating activities - continuing operations (Reported GAAP)	$(22,467)	$(78,789)
Less: Capital expenditures (Reported GAAP)[5]	(17,758)	(52,836)
Free cash flow from continuing operations (Non-GAAP)	$(40,225)	$(131,625)
5 Capital expenditures do not include amounts attributable to discontinued operations.

Non-GAAP Financial Measures
Dole plc’s results are determined in accordance with U.S. GAAP.
In addition to its results under U.S. GAAP, in this Press Release, we also present Dole plc’s Adjusted EBIT, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow from Continuing Operations, Net Debt and Net Leverage, which are supplemental measures of financial performance that are not required by, or presented in accordance with, U.S. GAAP (collectively, the "non-GAAP financial measures"). We present these non-GAAP financial measures, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our operating results, cash flows or any other measure prescribed by U.S. GAAP. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items or that any projections and estimates will be realized in their entirety or at all. In addition, adjustment items that are excluded from non-GAAP results can have a material impact on equivalent GAAP earnings, financial measures and cash flows.
Adjusted EBIT is calculated from GAAP net income by: (1) subtracting the income or adding the loss from discontinued operations, net of income taxes; (2) adding the income tax expense or subtracting the income tax benefit; (3) adding interest expense; (4) adding mark to market losses or subtracting mark to market gains related to unrealized impacts from certain derivative instruments and foreign currency denominated borrowings, realized impacts on noncash settled foreign currency denominated borrowings, net foreign currency impacts on liquidated entities and fair value movements on contingent consideration; (5) other items which are separately stated based on materiality, which during the three months ended March 31, 2026 and March 31, 2025, included subtracting the gain or adding the loss on the disposal of business interests, subtracting the gain or adding the loss on asset sales for assets held for sale and actively marketed property or sales-type leases, adding impairment charges or held for sale classification losses on property, plant and equipment and lease assets, subtracting interest income on deferred transaction consideration, adding acquisition and transaction costs and adding restructuring charges and costs for legal matters not in the ordinary course of business; and (6) the Company’s share of these items from equity method investments.
Adjusted EBITDA is calculated from GAAP net income by: (1) subtracting the income or adding the loss from discontinued operations, net of income taxes; (2) adding the income tax expense or subtracting the income tax benefit; (3) adding interest expense; (4) adding depreciation charges; (5) adding amortization charges on intangible assets; (6) adding mark to market losses or subtracting mark to market gains related to unrealized impacts from certain derivative instruments and foreign currency denominated borrowings, realized impacts on noncash settled foreign currency denominated borrowings, net foreign currency impacts on liquidated entities and fair value movements on contingent consideration; (7) other items which are separately stated based on materiality, which during the three months ended March 31, 2026 and March 31, 2025, included subtracting the gain or adding the loss on the disposal of business interests, subtracting the gain or adding the loss on asset sales for assets held for sale and actively marketed property or sales-type leases, adding impairment charges or held for sale classification losses on property, plant and equipment and lease assets, subtracting interest income on deferred transaction consideration, adding acquisition and transaction costs and adding restructuring charges and costs for legal matters not in the ordinary course of business; and (8) the Company’s share of these items from equity method investments.
Last Twelve Months ("LTM") Adjusted EBITDA is calculated as Adjusted EBITDA, as defined above, for the last twelve months as of the period end, which for the three months ended March 31, 2026, is calculated as subtracting the Adjusted EBITDA for the three months ended March 31, 2025 from the Adjusted EBITDA for the year ended December 31, 2025 and then adding Adjusted EBITDA for the three months ended March 31, 2026. LTM Adjusted EBITDA for the year ended December 31, 2025 is the same as Adjusted EBITDA for the year ended December 31, 2025.
Adjusted Net Income is calculated from GAAP net income attributable to Dole plc by: (1) subtracting the income or adding the loss from discontinued operations, net of income taxes; (2) adding amortization charges on intangible assets; (3) adding mark to market losses or subtracting mark to market gains related to unrealized impacts from certain derivative instruments and foreign currency denominated borrowings, realized impacts on noncash settled foreign currency denominated borrowings, net foreign currency impacts on liquidated entities and fair value movements on contingent consideration; (4) other items which are separately stated based on materiality, which during the three months ended March 31, 2026 and March 31, 2025, included subtracting the gain or adding the loss on the disposal of business interests, subtracting the gain or adding the loss on asset sales for assets held for sale and actively marketed property or sales-type leases, adding impairment charges or held for sale classification losses on property, plant and equipment and lease assets, adding acquisition and transaction costs and adding restructuring charges and costs for legal matters not in the ordinary course of business; (5) the Company’s share of these items from equity method investments; (6) excluding the tax effect of these items and discrete tax adjustments; and (7) excluding the effect of these items attributable to non-controlling interests.
Adjusted Earnings per Share is calculated from Adjusted Net Income divided by diluted weighted average number of shares in the applicable period.
Net Debt is a non-GAAP financial measure, calculated as GAAP cash and cash equivalents, less GAAP current and long-term debt. It also excludes GAAP unamortized debt discounts and debt issuance costs.
Net Leverage is a non-GAAP financial measure, calculated as Net Debt divided by LTM Adjusted EBITDA, both of which are defined above.
Free cash flow from continuing operations is calculated from GAAP net cash used in or provided by operating activities for continuing operations less GAAP capital expenditures.
Like-for-like basis refers to the U.S. GAAP measure or non-GAAP financial measure excluding the impact of foreign currency translation movements and acquisitions and divestitures. The impact of foreign currency translation represents an estimate of the effect of translating the results of operations denominated in a foreign currency to U.S. Dollar at prior year average rates, as compared to current year average rates.
Dole is not able to provide a reconciliation for projected FY'26 results without taking unreasonable efforts.